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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*
      Shaffer                       Christy                            L.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

c/o Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard, Suite 470
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                                   (Street)

        Durham                        NC                            27703-8466
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    Inspire Pharmaceuticals, Inc. (ISPH)
    ------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year
    December 2001
    ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X   Director     X   Officer (give        ___ 10% Owner    ___ Other
    ---              ---   title below)                          (specify below)
                      President and Chief Executive Officer
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    X____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          12/10/01    S(1)           1,500          D       $12.06        16,875               D
-------------------------------------------------------------------- ------------ --------- ---- ------------- ------ --------------
Common Stock                                                                           1,000               I           By Children
-------------------------------------------------------------------- ------------ --------- ---- ------------- ------ --------------
Common Stock                                                                          26,624               I            By Trust
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
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(1) These securities have been sold pursuant to a 10b5-1 trading plan that was adopted in December 2001.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
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
 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-   11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship         ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form         of In-
                                 Date                                           ative       Secur-           of De-       direct
                                 (Month/Day/                                    Secur-      ities            rivative     Bene-
                                 Year)                                          ity         Bene-            Security:    ficial
                                                                                (Instr.     ficially         Direct       Owner-
                               --------------------------------------------     5)          Owned            (D) or       ship
                               Date     Expira-              Amount or                      at End           Indirect     (Instr. 4)
                               Exer-    tion         Title   Number of                      of               (1)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
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

Explanation of Responses:
          /s/ Christy L. Shaffer              /s/  Jan. 7, 2002
          -------------------------------      -----------------
          **Signature of Reporting Person          Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

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